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                                                                     Exhibit 3.7

                            ARTICLES OF INCORPORATION

                                       OF

                             SANDIA OPERATING CORP.

     I, the undersigned, a natural person of the age of eighteen (18) years or more, a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation.

                                   ARTICLE ONE

     The name of the corporation is Sandra Operating Corp.

                                   ARTICLE TWO

     The period of its duration is perpetual.

                                  ARTICLE THREE

     The corporation is organized for the transaction of any and all lawful business for which corporations may be incorporated under this Act.

                                  ARTICLE FOUR

     The aggregate number of shares which the corporation shall have authority to issue is One Million (1,000,000) voting common shares, of the par value of $1.00 each.

                                  ARTICLE FIVE

     The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00), consisting of money, labor done, or property actually received, which sum is not less than One Thousand Dollars ($1,000.00).

                                   ARTICLE SIX

     Directors shall be elected by plurality vote. Cumulative voting shall not be permitted.

                                  ARTICLE SEVEN

     The post office address of its initial registered office is 909 N.E. Loop 410, Suite 818, San Antonio, Texas 78209, and the name of its initial registered agent at such address is Lee T. Billingsley.

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                                  ARTICLE EIGHT

     The number of directors constituting the initial board of directors is One
(1), and the name and address of the person who is to serve as the initial director until the first annual meeting of the shareholders or until his successor is elected and qualified is:

       Lee T. Billingsley
       909 N.E. Loop 410, Suite 818
       San Antonio, Texas 78209

                                  ARTICLE NINE

     (A) If Paragraph (B) of this Article Nine is satisfied, no contract or other transaction between the corporation and any of its directors, officers, or shareholders (or any corporation or firm in which any of them are directly or indirectly interested) shall be valid solely because of this relationship or because of the presence of such director, officer, or shareholder at the meeting authorizing such contract or transaction, or his participation in such meeting or authorization.

     (B) Paragraph (A) of this Article Nine shall apply only if:

          (1) The material facts of the relationship or interest of each such director, officer, or shareholder are known or disclosed:

               (a) To the Board of Directors and it nevertheless authorizes or ratifies the contract or transaction by a majority of the directors present, each such interested director to be counted in determining whether a quorum is present but not in calculating the majority necessary to carry the vote; or

               (b) To the shareholders and they nevertheless authorize or ratify the contract or transaction by a majority of the shares present, each such interested person to be counted for quorum and voting purposes; or

          (2) The contract or transaction is fair to the corporation as of the time it is authorized or ratified by the board of directors, a committee of the board, or the shareholders.

     (C) This provision shall not be construed to invalidate a contract or transaction which would be valid in the absence of this provision.

                                   ARTICLE TEN

     The name and address of the Incorporator is:

          Sarah J. Ferguson
          1800 Frost Bank Tower
          San Antonio, Texas 78205

     IN WITNESS WHEREOF, I have hereunto set my hand, this 17th day of June, 1987.


                                           /s/  Susan J. Ferguson
                                                -----------------
                                                Incorporator

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THE STATE OF TEXAS      )
                        )
COUNTY OF BEXAR         )

     BEFORE ME, on this day personally appeared Susan J. Ferguson, who, after being duly sworn, on her oath stated that she has read the above and foregoing Articles of Incorporation and that each of the statements contained therein is true and correct and is within her knowledge.

                                           /s/  Susan J. Ferguson
                                                -----------------
                                                Incorporator


          SUBSCRIBED AND SWORN TO before me on this the 17th day of June 1987.


                                                --------------------------
                                                Notary Public in and for
                                                The State of Texas
                                                Printed Name: Yvonne Arnold


My Commission Expires:

8-40-90